Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	Nate Tetlow	Jennifer Russo
	(480) 851-8426	(602) 781-6958
	Ntetlow@centuri.com	JRusso@Centuri.com
FOR IMMEDIATE RELEASE
November 5, 2026
CENTURI REPORTS THIRD QUARTER 2026 RESULTS, ACHIEVES RECORD QUARTERLY REVENUE & GROSS PROFIT AND DELIVERS MARGIN EXPANSION

PHOENIX, AZ – November 5, 2026 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the third quarter ended September 27, 2026.

Third Quarter 2026 Results and Highlights
•Achieved company record quarterly Revenue of $1.2 billion, a 40% increase versus the third quarter of 2025
•Produced record quarterly Gross Profit of $113.4 million, a 45% increase from the same period last year
•Delivered a Gross Profit margin of 9.5%, up from 9.2% in the prior year period
•Generated incremental gross profit margin of 10.4% on a $342.0 million year-over-year revenue increase
•Reported Net Income of $26.9 million and Adjusted Net Income of $42.5 million, 1,174% and 155% higher than last year's same-period, respectively
•Recorded Adjusted EBIT of $73.0 million, a 79% increase year-over-year, and a 6.1% Adjusted EBIT margin
•Realized Adjusted EBITDA of $108.0 million, a 44% increase year-over-year, and a 9.1% Adjusted EBITDA margin
•Expanded opportunity pipeline to a record $19 billion, highlighting continued end-market strength
Year-to-date 2026 Results Summary
•Revenue of $2.9 billion, 35% higher than last year
•Gross Profit of $218.3 million and Adjusted Gross Profit of $227.2 million, 31% and 37% higher than last year, respectively
Preliminary 2027 Targets
•Initial 2027 targets of mid-teens Revenue percent growth and 8.5% to 9% Gross Profit Margin
•Current 2027 Revenue coverage of over $3.7 billion

"I am very pleased with our third quarter results that clearly demonstrate that investments made to build greater scale and capacity during the first half of the year, including our workforce additions, delivered the benefits we expected as productivity and efficiency improved across our operations," said Centuri President & CEO Christian Brown. "These investments have created a scalable and sustainable operating platform that positions us to support continued growth and profitability in the quarters ahead. In addition to delivering record quarterly revenue, this progress drove gross profit margin to 9.5%, up from 7.2% in the second quarter. In U.S. Gas, where our workforce expansion was most significant, we delivered particularly strong improvement with gross profit margin reaching 8.2%, up from 4.2% in the second quarter. These results reinforce our confidence in our ability to translate strong demand and revenue growth into improved profitability as we continue executing our Vision One Centuri strategy."

"Commercial momentum remains strong across our end markets, supported by robust customer demand and significant opportunities across our core and adjacent end markets. Through the first three quarters of the year, we have secured approximately $2.9 billion of bookings. With nearly $4.8 billion of outstanding bids, including $2 billion of MSA renewals expected by year-end, we anticipate a full-year book-to-bill ratio above our 1.2x target, providing strong future visibility."

"Looking ahead, we have approximately $3.7 billion of revenue coverage for 2027, supporting our early expectations of mid-teens percent revenue growth next year. Additionally, for 2027, we are targeting a gross profit margin range of 8.5% to 9.0%, supported by continued margin expansion through reduced seasonality, improved pricing, increased productivity and operating efficiencies, and the quality of our growing portfolio of bid opportunities."

Management Commentary

Third quarter 2026 revenue increased by $342.0 million, or 40%, to $1.2 billion, and Gross Profit was $113.4 million compared to $78.0 million in the prior year quarter. Gross Profit Margin was 9.5% in the third quarter, up from 9.2% in the same quarter last year and the incremental gross profit margin for the third quarter was 10.4%.

Revenue growth was broad-based across all segments, with Union Electric leading at 65%, followed by U.S. Gas at 40%, Canadian Operations at 33%, and Non-Union Electric at 18%. Revenue growth was primarily driven by new bid work and the inclusion of JJ White in the Union Electric segment, new bid and Master Service Agreement ("MSA") contracts in the U.S. Gas segment, the inclusion of Connect Utility Services in the Canadian Operations segment, and increased storm restoration services and volumes under new and existing MSAs in the Non-Union Electric segment.

Net Income Attributable to Common Stock in the third quarter was $26.9 million compared to $2.1 million in the prior year. Adjusted Net Income for the third quarter was $42.5 million, a 155% increase compared to the same quarter last year. Adjusted EBIT in the third quarter was $73.0 million compared to $40.7 million in the prior year quarter, a 79% year-over-year increase. Adjusted EBITDA in the third quarter was $108.0 million compared to $75.2 million in the prior year quarter, a 44% year-over-year increase.

In the third quarter 2026, revenue and gross profit from storm restoration services totaled $21.3 million and $6.1 million, respectively.

Centuri's Net Debt to Adjusted EBITDA Ratio was 2.6x as of September 27, 2026, which compares to 3.8x as of September 28, 2025.

Commercial Update

During the third quarter of 2026, Centuri secured approximately $730 million in total bookings, including nearly $445 million of new bid awards, approximately $185 million of new or expanded MSA awards and approximately $100 million of MSA renewals.

Total bookings year-to-date reached approximately $2.9 billion, representing a book-to-bill ratio of 1.01x. The Company estimates that approximately $2 billion of MSA contract value will be renewed by year-end and forecasts that the full year book-to-bill will exceed its 1.2x target.

As of quarter-end, Centuri had a backlog of approximately $6.2 billion. The quarter-end opportunity pipeline expanded to $19 billion, up 46% from the third quarter last year, driven by continued end-market strength.

Full Year 2026 Financial Guidance
The Company has updated full-year 2026 guidance. The financial guidance assumes no contributions from storm restoration services during the fourth quarter of 2026.

•Revenue of $3.8 to $3.9 billion
•Adjusted Gross Profit of $305 to $315 million
•Adjusted EBITDA of $290 to $300 million
•Adjusted Net Income of $80 to $90 million
•Net Capital Expenditures of $60 to $70 million

Centuri Holdings, Inc. Supplemental Segment Data (In thousands, except percentages) (Unaudited)
Segment Results

The following table summarizes our revenue and gross profit for the periods indicated by segment, as well as the dollar and percentage change from the prior year period. Gross profit margins are calculated by dividing gross profit by revenue.

Fiscal three months ended September 27, 2026 compared to the fiscal three months ended September 28, 2025

	Fiscal Three Months Ended				Change
(dollars in thousands)	September 27, 2026		September 28, 2025		$	%
Revenue:
U.S. Gas	$576,046	48.3%	$412,407	48.5%	$163,639	39.7%
Canadian Operations	98,498	8.3%	74,153	8.8%	24,345	32.8%
Union Electric	354,001	29.7%	214,499	25.2%	139,502	65.0%
Non-Union Electric	175,372	14.7%	148,985	17.5%	26,387	17.7%
Eliminations	(11,869)	(1.0%)	—	—%	(11,869)	NM
Consolidated revenue	$1,192,048	100.0%	$850,044	100.0%	$342,004	40.2%
Gross profit:
U.S. Gas	$47,480	8.2%	$31,650	7.7%	$15,830	50.0%
Canadian Operations	19,275	19.6%	16,218	21.9%	3,057	18.8%
Union Electric	31,423	8.9%	19,490	9.1%	11,933	61.2%
Non-Union Electric	15,213	8.7%	10,602	7.1%	4,611	43.5%
Consolidated gross profit	$113,391	9.5%	$77,960	9.2%	$35,431	45.4%
NM — Percentage is not meaningful

Fiscal nine months ended September 27, 2026 compared to the fiscal nine months ended September 28, 2025

	Fiscal Nine Months Ended				Change
(dollars in thousands)	September 27, 2026		September 28, 2025		$	%
Revenue:
U.S. Gas	$1,350,065	46.9%	$946,935	44.6%	$403,130	42.6%
Canadian Operations	239,964	8.3%	169,048	8.0%	70,916	42.0%
Union Electric	782,237	27.2%	572,206	26.9%	210,031	36.7%
Non-Union Electric	516,811	18.0%	435,988	20.5%	80,823	18.5%
Eliminations	(11,869)	(0.4%)	—	—%	(11,869)	NM
Consolidated revenue	$2,877,208	100.0%	$2,124,177	100.0%	$753,031	35.5%
Gross profit:(1)
U.S. Gas	$61,792	4.6%	$43,218	4.6%	$18,574	43.0%
Canadian Operations	41,417	17.3%	32,782	19.4%	8,635	26.3%
Union Electric	69,852	8.9%	46,658	8.2%	23,194	49.7%
Non-Union Electric	45,230	8.8%	43,431	10.0%	1,799	4.1%
Consolidated gross profit	$218,291	7.6%	$166,089	7.8%	$52,202	31.4%
NM — Percentage is not meaningful

(1)2026 includes the impact of the $9.0 million City of Chicago reversal in the U.S. Gas segment. U.S. Gas Adjusted Gross Profit Margin and Consolidated Adjusted Gross Profit Margin excluding the impacts of the reversal were 5.2% and 7.9%, respectively.

Conference Call Information

Centuri will conduct a conference call today, Thursday, November 5, 2026 at 10:00 AM ET / 7:00 AM PT to discuss its third quarter and other business highlights. The conference call will be webcast live on the Company’s investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (585) 542-9983 or (833) 461-5787. The meeting ID is 566 638 535. An investor presentation is also available on Centuri's IR website. A replay of the earnings call will be available on Centuri’s IR website approximately two hours after the call’s conclusion and will be active for one year.

About Centuri

Centuri Holdings, Inc. is a strategic utility and energy infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Investors should note that we announce material financial information in Securities and Exchange Commission ("SEC") filings, press releases and public conference calls. Based on guidance from the SEC, we may use the IR section of our website to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on our website is not part of, and is not incorporated into, this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding our ability to support continued growth and profitability and to translate demand and revenue growth into improved profitability; our ability to continue executing our Vision One Centuri strategy; additional MSA renewals expected by year-end; anticipated full-year 2026 bookings and related book-to-bill ratio; the statements presented under “Full Year 2026 Financial Guidance”; our expected revenue coverage for 2027; and expectations regarding 2027 revenue growth and a range for gross profit margin, including the factors supporting the same. A number of important risks, uncertainties and other factors affecting the business and financial results of Centuri could cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, capital market risks and the impact of general economic, political, regulatory, weather-related, or industry conditions and those detailed from time to time in Centuri’s reports filed with the SEC, including Item 1A. Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. The statements in this press release are (i) made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise, and (ii) based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Except to the extent required by applicable law, Centuri does not assume any obligation to update or revise the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Backlog
Backlog represents contracted revenue on existing bid agreements as well as estimates of revenue to be realized over the contractual life of existing long-term MSAs. The contractual life of an MSA is defined as the stated length of the contract including any renewal options stated in the contract that we believe our customers are reasonably certain to execute.

Book-to-Bill Ratio
Book-to-bill ratio represents the ratio of total bookings in a period to total revenue recognized in the same period.

Incremental Gross Profit Margin
Incremental gross profit margin represents the change in gross profit from the prior year period divided by the change in revenue from the prior year period.

Opportunity Pipeline
Opportunity pipeline represents our current unweighted bids and opportunities tracked in our sales database.

Centuri Holdings, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share information) (Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Revenue	$1,152,809	$825,228	$2,784,766	$2,052,152
Revenue, related party - former parent	39,239	24,816	92,442	72,025
Total revenue, net	1,192,048	850,044	2,877,208	2,124,177
Cost of revenue (including depreciation)	1,043,493	748,926	2,572,535	1,891,342
Cost of revenue, related party - former parent (including depreciation)	35,164	23,158	86,382	66,746
Total cost of revenue	1,078,657	772,084	2,658,917	1,958,088
Gross profit	113,391	77,960	218,291	166,089
Selling, general and administrative expenses	44,294	34,960	114,228	90,294
Amortization of intangible assets	8,066	6,685	23,625	20,034
Operating income	61,031	36,315	80,438	55,761
Interest expense, net	13,227	26,205	37,769	62,314
Other (income) expense, net	(935)	78	(1,116)	205
Income (loss) before income taxes	48,739	10,032	43,785	(6,758)
Income tax expense	21,810	7,918	20,193	973
Net income (loss)	26,929	2,114	23,592	(7,731)
Net income attributable to noncontrolling interests	59	15	150	54
Net income (loss) attributable to common stock	$26,870	$2,099	$23,442	$(7,785)

Earnings (loss) per share attributable to common stock:
Basic	$0.27	$0.02	$0.23	$(0.09)
Diluted	$0.27	$0.02	$0.23	$(0.09)
Shares used in computing earnings (loss) per share:
Weighted average basic shares outstanding	100,962	88,649	100,895	88,585
Weighted average diluted shares outstanding	101,311	88,989	101,371	88,585

Centuri Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands, except share information) (Unaudited)

	September 27, 2026	December 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$42,045	$126,630
Accounts receivable, net	583,758	314,665
Contract assets	443,587	395,126
Prepaid expenses and other current assets	67,630	44,954
Total current assets	1,137,020	881,375
Property and equipment, net	442,987	466,842
Intangible assets, net	332,373	343,243
Goodwill, net	421,320	395,671
Right-of-use assets under finance leases	20,554	24,446
Right-of-use assets under operating leases	213,771	176,449
Other assets	113,799	119,680
Total assets	$2,681,824	$2,407,706
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$16,321	$29,543
Current portion of finance lease liabilities	6,648	7,459
Current portion of operating lease liabilities	41,388	30,345
Accounts payable	221,217	193,572
Accrued expenses and other current liabilities	242,450	184,964
Contract liabilities	91,043	50,510
Total current liabilities	619,067	496,393
Long-term debt, net of current portion	609,119	616,871
Line of credit	178,645	91,201
Finance lease liabilities, net of current portion	5,444	9,150
Operating lease liabilities, net of current portion	180,611	153,540
Deferred income taxes	83,730	78,365
Other long-term liabilities	100,397	83,793
Total liabilities	1,777,013	1,529,313
Temporary equity:
Redeemable noncontrolling interests	7,286	5,424
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 100,963,458 and 100,724,862 shares issued and outstanding at September 27, 2026 and December 28, 2025, respectively.	1,010	1,007
Additional paid-in capital	1,013,915	1,007,746
Accumulated other comprehensive loss	(12,431)	(7,373)
Accumulated deficit	(104,969)	(128,411)
Total equity	897,525	872,969
Total liabilities, temporary equity and equity	$2,681,824	$2,407,706

Centuri Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Nine Months Ended
	September 27, 2026	September 28, 2025
Net cash used in operating activities	$(42,630)	$(5,769)
Cash flows from investing activities:
Capital expenditures	(70,773)	(68,738)
Proceeds from sale of property and equipment	22,500	4,577
Acquisition of business, net of cash acquired	(52,989)	—
Purchase of equity method investment	(2,000)	—
Net cash used in investing activities	(103,262)	(64,161)
Cash flows from financing activities:
Proceeds from line of credit borrowings	161,832	142,008
Payment of line of credit borrowings	(71,498)	(162,309)
Proceeds from long-term debt borrowings, net	—	242,936
Principal payments on long-term debt	(22,077)	(174,085)
Principal payments on finance lease liabilities	(5,771)	(7,452)
Payment of debt issuance costs	—	(3,214)
Other	(685)	(931)
Net cash provided by financing activities	61,801	36,953
Effects of foreign exchange translation	(543)	91
Net decrease in cash, cash equivalents, and restricted cash	(84,634)	(32,886)
Cash, cash equivalents, and restricted cash, beginning of period	128,059	49,019
Cash, cash equivalents, and restricted cash, end of period	$43,425	$16,133

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBIT, Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings per share ("Adjusted EPS"), Net Debt to Adjusted EBITDA Ratio, Adjusted Revenue, Adjusted Gross Profit, Adjusted Gross Profit Margin, U.S. Gas Adjusted Revenue, U.S. Gas Adjusted Gross Profit, and U.S. Gas Adjusted Gross Profit Margin, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters. Because these non-GAAP measures, as defined, exclude some, but not all, items that affect comparable GAAP financial measures, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Management believes that, due to the non-recurring nature of the previously reported City of Chicago reversal, its exclusion from certain non-GAAP financial measures provides investors with a better understanding of the current performance of the business.

Beginning with this press release, the Company no longer presents Base Revenue, Base Gross Profit or Base Gross Profit Margin, which excluded storm restoration services as well as the City of Chicago reversal, and instead presents Adjusted Revenue, Adjusted Gross Profit and Adjusted Gross Profit Margin, which exclude only the City of Chicago reversal.

EBIT is defined as earnings before interest and taxes. Adjusted EBIT is defined as EBIT, adjusted for (i) non-cash stock-based compensation, (ii) acquisition costs, (iii) separation-related costs, (iv) strategy implementation costs, (v) severance costs, (vi) other professional fees and (vii) the City of Chicago reversal. Adjusted EBITDA is defined as Adjusted EBIT, adjusted to remove depreciation and amortization. Adjusted EBIT Margin is defined as the percentage derived from dividing Adjusted EBIT by revenue. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue.

Management believes that EBIT, Adjusted EBIT, and Adjusted EBITDA help investors gain an understanding of the factors affecting our ongoing cash earnings from which capital investments are made and debt is serviced, and that Adjusted EBIT and Adjusted EBITDA provide additional insight by removing certain expenses that are non-recurring or non-operational in nature. Management believes that Adjusted EBIT Margin and Adjusted EBITDA Margin are useful for the same reasons as Adjusted EBIT and Adjusted EBITDA, respectively, and also provide an additional understanding of how Adjusted EBIT and Adjusted EBITDA, respectively, are impacted by factors other than changes in revenue.

Net Debt to Adjusted EBITDA Ratio is calculated by dividing net debt as of the latest balance sheet date by the trailing twelve months of Adjusted EBITDA. Management believes this ratio helps investors understand our leverage. Net debt is defined as the sum of all bank debt on the balance sheet and finance lease liabilities, net of cash.

Adjusted Net Income is defined as net income (loss) adjusted for (i) separation-related costs, (ii) strategy implementation costs, (iii) severance costs, (iv) amortization of intangible assets, (v) other professional fees, (vi) City of Chicago reversal, (vii) loss on debt modification and extinguishment, (viii) non-cash stock-based compensation, (ix) acquisition costs and (x) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Management believes that Adjusted Net Income helps investors understand the profitability of our business when excluding certain expenses that are non-recurring and/or non-operational in nature. Adjusted EPS is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

Adjusted Revenue is defined as total revenue, net adjusted to exclude the impact of the City of Chicago reversal. Adjusted Gross Profit is defined as gross profit adjusted to exclude the impact of the City of Chicago reversal. Adjusted Gross Profit Margin is calculated by dividing Adjusted Gross Profit by Adjusted Revenue. U.S. Gas Adjusted Revenue is defined as U.S. Gas segment revenue, net adjusted to exclude the impact of the City of Chicago reversal. U.S. Gas Adjusted Gross Profit is defined as U.S. Gas segment gross profit adjusted to exclude the City of Chicago reversal. U.S. Gas Adjusted Gross Profit Margin is calculated by dividing U.S. Gas Adjusted Gross Profit by U.S. Gas Adjusted Revenue.

Using EBIT, Adjusted EBIT, and Adjusted EBITDA as performance measures has material limitations as compared to net income (loss), or other financial measures as defined under GAAP, as they exclude certain recurring items, which may be meaningful to investors. These metrics all exclude interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, these metrics exclude income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. Adjusted EBITDA also excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenue, depreciation and amortization are necessary elements of our costs and ability to generate revenue. As a result of these exclusions, the metrics from which they are excluded have material limitations compared to net income (loss). When using these metrics as a performance measure, management compensates for these limitations by comparing them to net income (loss) in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis.

As to certain of the items related to these non-GAAP measures: (i) non-cash stock-based compensation varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) acquisition costs vary from period to period depending on the level of our acquisition activity; (iii) separation-related costs represent expenses incurred post-IPO in connection with the separation and stand up of Centuri as its own public company, including costs incurred in association with Southwest Gas Holdings’ sale of its holdings of our common stock, which are not reflective of our ongoing operations and will not recur given that Centuri is fully separated from Southwest Gas Holdings; (iv) strategy implementation costs represent non-recurring consulting fees incurred in connection with implementing the Company’s new long-term strategy announced on May 6, 2026; (v) severance costs related to non-recurring leadership restructuring; (vi) other professional fees are non-recurring costs associated with certain one-time events; (vii) the City of Chicago reversal relates to a non-recurring reversal of revenue on a legacy contract; and (viii) loss on debt modification and extinguishment represents non-recurring professional fees expensed as part of our credit facility refinance as well as the non-cash write-off of unamortized debt issuance costs associated with debt extinguishments.

The most comparable GAAP financial measures and information reconciling the GAAP and non-GAAP financial measures are set forth below. We are unable to provide reconciliations for forward-looking non-GAAP measures without unreasonable efforts due to our inability to project non-recurring expenses and events. Such items could have a substantial impact on GAAP measures of the Company’s financial performance.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(dollars in thousands)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net income (loss)	$26,929	$2,114	$23,592	$(7,731)
Interest expense, net	13,227	26,205	37,769	62,314
Income tax expense	21,810	7,918	20,193	973
EBIT	61,966	36,237	81,554	55,556
Non-cash stock-based compensation	2,232	2,143	8,543	5,893
Acquisition costs	3,430	—	4,826	—
Separation-related costs	—	2,343	—	5,518
Strategy implementation costs	1,036	—	2,712	—
Severance costs	3,745	—	3,745	—
Other professional fees	629	—	629	1,379
City of Chicago reversal	—	—	8,953	—
Adjusted EBIT	73,038	40,723	110,962	68,346
Depreciation expense	26,939	27,805	81,686	82,901
Amortization of intangible assets	8,066	6,685	23,625	20,034
Adjusted EBITDA	$108,043	$75,213	$216,273	$171,281
Adjusted EBIT Margin (% of revenue)	6.1%	4.8%	3.9%	3.2%
Adjusted EBITDA Margin (% of revenue)	9.1%	8.8%	7.5%	8.1%

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(dollars in thousands)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net income (loss)	$26,929	$2,114	$23,592	$(7,731)
Separation-related costs	—	2,343	—	5,518
Strategy implementation costs	1,036	—	2,712	—
Severance costs	3,745	—	3,745	—
Amortization of intangible assets	8,066	6,685	23,625	20,034
Other professional fees	629	—	629	1,379
Loss on debt modification and extinguishment	—	8,240	—	8,240
City of Chicago reversal	—	—	8,953	—
Non-cash stock-based compensation	2,232	2,143	8,543	5,893
Acquisition costs	3,430	—	4,826	—
Income tax impact of adjustments(1)	(3,576)	(4,853)	(11,702)	(10,267)
Adjusted Net Income	$42,491	$16,672	$64,923	$23,066
(1)Calculated based on a blended statutory tax rate of 25%, except for certain nondeductible severance costs and acquisition costs.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(dollars per share)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Diluted earnings (loss) per share attributable to common stock	$0.27	$0.02	$0.23	$(0.09)
Separation-related costs	—	0.03	—	0.06
Strategy implementation costs	0.01	—	0.03	—
Severance costs	0.04	—	0.04	—
Other professional fees	0.01	—	0.01	0.02
City of Chicago reversal	—	—	0.09	—
Loss on debt modification and extinguishment	—	0.09	—	0.09
Amortization of intangible assets	0.08	0.08	0.23	0.23
Non-cash stock-based compensation	0.02	0.02	0.08	0.07
Acquisition costs	0.03	—	0.05	—
Income tax impact of adjustments	(0.04)	(0.05)	(0.12)	(0.12)
Adjusted EPS	$0.42	$0.19	$0.64	$0.26

(dollars in thousands, except Net Debt to Adjusted EBITDA Ratio)	September 27, 2026	September 28, 2025
Debt
Current portion of long-term debt	$16,321	$34,304
Current portion of finance lease liabilities	6,648	7,359
Long-term debt, net of current portion	609,119	797,621
Line of credit	178,645	95,777
Finance lease liabilities, net of current portion	5,444	9,551
Total debt	$816,177	$944,612
Less: Cash and cash equivalents	(42,045)	(16,133)
Net debt	$774,132	$928,479

Trailing twelve month Adjusted EBITDA	$294,007	$241,938
Net Debt to Adjusted EBITDA Ratio (1)	2.6	3.8
(1)This Net Debt to Adjusted EBITDA Ratio may differ slightly from the net leverage ratio calculated for the purposes of the revolving credit facility.

	Fiscal Nine Months Ended
(dollars in thousands)	September 27, 2026	September 28, 2025
Total revenue, net	$2,877,208	$2,124,177
Add: City of Chicago reversal	8,953	—
Adjusted Revenue	$2,886,161	$2,124,177

	Fiscal Nine Months Ended
(dollars in thousands)	September 27, 2026	September 28, 2025
Gross profit	$218,291	$166,089
Add: City of Chicago reversal	8,953	—
Adjusted Gross Profit	$227,244	$166,089
Adjusted Gross Profit Margin	7.9%	7.8%

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Nine Months Ended
(dollars in thousands)	September 27, 2026	September 28, 2025
U.S. Gas revenue, net	$1,350,065	$946,935
Add: City of Chicago reversal	8,953	—
U.S. Gas Adjusted Revenue	$1,359,018	$946,935

	Fiscal Nine Months Ended
(dollars in thousands)	September 27, 2026	September 28, 2025
U.S. Gas Gross profit	$61,792	$43,218
Add: City of Chicago reversal	8,953	—
U.S. Gas Adjusted Gross Profit	$70,745	$43,218
U.S. Gas Adjusted Gross Profit Margin	5.2%	4.6%